Exhibit 99.1

Kona Grill Closes Underperforming Sugar Land, Texas Location

SCOTTSDALE, AZ—(Marketwire)—September 22, 2011—Kona Grill, Inc. (Nasdaq: KONA), an American grill and sushi bar, has closed its underperforming restaurant in Sugar Land, Texas.

“The closure of Sugar Land is consistent with our strategy to eliminate unprofitable locations and focus on our existing 23 successful Kona Grill restaurants,” said Mike Nahkunst, interim president and CEO of Kona Grill. “The timing of this closure was primarily due to the unanticipated sudden end to negotiations with the leaseholder, as we were exploring ways to reduce this location’s overhead and potentially make it profitable. We’ve now concluded the pruning process related to our restaurant portfolio, which allows us to concentrate on developing the two new restaurants we have scheduled to open in 2012.”

Since the operating results of the Sugar Land location will be reported as discontinued operations, the company has revised its third quarter 2011 restaurant sales guidance by $500,000, to a range of $23.6 million to $23.7 million, to reflect the exclusion of sales associated with this restaurant. The company’s expectation for income from continuing operations remains unchanged. However, due to lease termination and other related exit costs that will be recorded in discontinued operations, the expected range for net income has been lowered by approximately $0.2 million or $0.02 per share. The company now expects to report third quarter net income of $0.3 million to $0.4 million, or $0.03 to $0.04 per share.

About Kona Grill
Kona Grill (Nasdaq: KONA) features American favorites with an international influence and award-winning sushi in a casually elegant atmosphere. Kona Grill owns and operates 23 restaurants, guided by a passion for quality food and personal service. Restaurants are currently located in 16 states: Arizona (Chandler, Gilbert, Phoenix, Scottsdale); Colorado (Denver); Connecticut (Stamford); Florida (Tampa); Illinois (Lincolnshire, Oak Brook); Indiana (Carmel); Louisiana (Baton Rouge); Maryland (Baltimore); Michigan (Troy); Minnesota (Eden Prairie); Missouri (Kansas City); Nebraska (Omaha); New Jersey (Woodbridge); Nevada (Las Vegas); Texas (Austin, Dallas, Houston, San Antonio); Virginia (Richmond). For more information, visit www.konagrill.com.

Forward-Looking Statements
The financial guidance we provide for our third quarter 2011 results, statements about our beliefs regarding profits and stockholder value, and certain other statements contained in this press release are forward-looking. Forward-looking statements include statements regarding our expectations, beliefs, intentions, plans, objectives, goals, strategies, future events, or performance and underlying assumptions and other statements that are not purely historical. We have attempted to identify these statements by using forward-looking terminology such as “may,” “will,” “anticipates,” “expects,” “believes,” “intends,” “should,” or comparable terms. All forward-looking statements included in this press release are based on information available to us on the date of this release and we assume no obligation to update these forward-looking statements for any reason. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the statements. Investors are referred to the full discussion of risks and uncertainties associated with forward-looking statements and the discussion of risk factors contained in the Company's filings with the Securities and Exchange Commission.

Kona Grill Investor Relations Contact:
Liolios Group, Inc.
Scott Liolios or Cody Slach
Tel 949-574-3860
KONA@liolios.com